Exhibit 99.1

Interactive Entertainment Industry Veteran Bernard Stolar Joins Summus Board of Directors

RALEIGH, N.C.--(BUSINESS WIRE)--Jan. 3, 2006--Summus, Inc. (OTCBB: SMMU), a leading provider of mobile media applications that optimize the consumer wireless experience, today announced that Bernard Stolar has been appointed to the company's board of directors.

Mr. Stolar, noted for his expertise in both identifying and developing market-driving content and forging successful business partnerships, brings to the board over twenty years of senior-level experience within the interactive entertainment industry in all phases of company operations, including sales and marketing, product development, licensing, distribution, strategic planning and management.

Mr. Stolar has served in high profile leadership roles at publicly and privately held interactive entertainment companies. Most recently he was president and chief operating office of BAM! Entertainment, where he transformed the company from a hand-held content company to a developer and marketer of interactive entertainment for next generation video game consoles. In 2000, Mr. Stolar joined Mattel, Inc. as president of Mattel Interactive, where he was responsible for directing and reorganizing the $1 billion Mattel Interactive division.

From 1996 to 1999, Mr. Stolar served as president and chief operating officer of Sega of America, Inc. where he helped increase sales from $200 million to over $1 billion in three years, and orchestrated the launch of the Sega Dreamcast(TM), the fastest selling video game console in US history at that time. Mr. Stolar also served as executive vice president of Sony Computer Entertainment of America, where he was a key leader of the Sony Playstation® launch team, directing all third-party publishing in the U.S. Prior to that, Mr. Stolar served as president of Atari America's game division.

"We are delighted that Bernie has joined our board of directors, and look forward to his guidance as we prepare to expand both our product portfolio and distribution," stated Gary E. Ban, chief executive officer of Summus. "His strong industry relationships and deep experience in product development and licensing will be a significant asset as we expand our product portfolio through new branded-content partners."

About Summus

Summus is a leading provider of mobile media applications that optimize the consumer wireless experience. Summus partners with leading content brands to develop compelling and unique wireless applications and content for the mobile phone, focused within the most popular areas of growth, including photo-messaging, multi-player games, news/information and personalization. Summus currently offers an ever-growing list of 32 mobile phone applications deployed through 45 major wireless carriers or distribution partners in the U.S. and abroad. Summus designs and develops these applications with the industry's most intuitive navigation that is designed for a consistently superior user experience. For more information, see www.summus.com.

This press release contains forward-looking statements that involve risks and uncertainties concerning Summus' business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results is included in Summus' annual report on Form 10-K for the year ended December 31, 2004, and in reports subsequently filed by Summus with the Securities and Exchange Commission("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Summus' web site at www.summus.com. Summus hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

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Contact:

For Summus, Inc. Investor Relations: Lippert/Heilshorn & Associates David Waldman or Jody Burfening, 212-838-3777 dwaldman@lhai.com or Media Relations: Schwartz Communications Dawn Sullivan or Lisa Astor, 781-684-0770 summus@schwartz-pr.com